FOR IMMEDIATE RELEASE                            CONTACT:  Glenn Bozarth
December 19, 1994                                          (310) 252-3521



           MATTEL ANTICIPATES RECORD PROFITS FOR 1994,
                ANNOUNCES CORPORATE RESTRUCTURING
          AND DECELARES A STOCK SPLIT/DIVIDEND INCREASE
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     LOS ANGELES, Dec. 19 --  Mattel, Inc. today said that the
company expects 1994 results from operations to be in line with expectations, which will make 1994 its sixth consecutive year of record sales and earnings. The company also announced a five-for-four stock split, a dividend increase, and a corporate restructuring designed to maximize the company's future profitability.

     The restructuring involves consolidation of manufacturing operations and the reduction of headquarters expense and support functions around the world, resulting in the elimination of approximately 1,000 positions.

     Earnings for 1994 will be impacted by a restructuring charge of approximately $70 million, before taxes. By creating efficiencies and eliminating redundancies, the restructuring actions will produce estimated pre-tax savings of approximately
$25 million in 1995 and greater amounts thereafter.

     "While corporate restructuring is often seen only during difficult times, this action comes as we anticipate reporting record results for the sixth consecutive year," John W. Amerman, Mattel's chairman and chief executive officer, said. "Our balance sheet is strong and continues to improve. Importantly, we have excellent momentum going into 1995.

     "In just over one year we have successfully completed the merger with Fisher-Price and the acquisition of Kransco and J.W. Spear," Amerman said. "As a result of these transactions, plus previous acquisitions, we have achieved significant savings through integration. Now we have identified opportunities for further efficiencies that will be produced by this restructuring."

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     As a result of the stock split, shareholders will receive
one additional share of Mattel common stock for every four shares they hold as of the January 6, 1995 record date, with shares scheduled to be issued on January 20, 1995. The board of directors of Mattel, Inc. indicated that it intends to maintain a regular quarterly dividend of $.06 per share in 1995. This will result in the equivalent of a 25 percent dividend increase beginning with the dividend to be paid in the second quarter of the year.

     Mattel, Inc. is a worldwide leader in the design, manufacture and marketing of children's toys. The company's principal brands of Barbie, Fisher-Price, Disney and Hot Wheels together account for 80 percent of total sales. With headquarters in El Segundo, California, Mattel has offices and facilities in 34 foreign countries and sells its products in more than 140 nations throughout the world.






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